      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 1998


                                                      REGISTRATION NO. 333-50951

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                            PRE-EFFECTIVE AMENDMENT
                                     NO. 1
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------
                       THE MUSICLAND GROUP, INC. ("MGI")

              (Exact name of Company as specified in its charter)

           DELAWARE                                       41-1307776
   (State of Incorporation)                            (I.R.S. Employer
                                                     Identification No.)
                        ------------------------------

                                     AND
                     MUSICLAND STORES CORPORATION ("MSC")
             (Exact name of Company as specified in its charter)
           DELAWARE                                       41-1623376
   (State of Incorporation)                            (I.R.S. Employer
                                                     Identification No.)

                         ------------------------------

                          MUSICLAND STORES CORPORATION

                           THE MUSICLAND GROUP, INC.

             10400 YELLOW CIRCLE DRIVE, MINNETONKA, MINNESOTA 55343

                                 (612) 931-8000

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                   of Company's Principal Executive Offices)
                         ------------------------------

                                JACK W. EUGSTER,

 CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD OF DIRECTORS OF MGI AND MSC

                          MUSICLAND STORES CORPORATION

                           THE MUSICLAND GROUP, INC.

                           10400 YELLOW CIRCLE DRIVE

                          MINNETONKA, MINNESOTA 55343

                                 (612) 931-8000

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                         ------------------------------

COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

                            JANNA R. SEVERANCE, ESQ.

                                 MOSS & BARNETT

                              4800 NORWEST CENTER

                            90 SOUTH SEVENTH STREET

                       MINNEAPOLIS, MINNESOTA 55402-4129

                                 (612) 347-0367

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                         ------------------------------

    If the only securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box: / /

    If this form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering: / /

    If this form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering: / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                         ------------------------------

    THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article IV of the Registrant's Restated Certificate of Incorporation provides that, to the extent permitted by the General Corporation Law of the State of Delaware, as now in effect and as from time to time amended, or any successor provisions thereto, the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not such action is an action by or in the right of the Registrant to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

    The Registrant's Restated Certificate of Incorporation also provides that the Registrant shall, to the full extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify each person whom it may indemnify pursuant thereto.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

EXHIBIT                                                                             SEQUENTIAL PAGE
 NO.                                    DOCUMENT                                          NO.
------ --------------------------------------------------------------------------  -----------------
  1.1  Purchase Agreement dated as of April 1, 1998 by and among the Company and        [xviii]
         Donaldson, Lufkin & Jenrette Securities Corporation, BT Alex. Brown, and
         NationsBanc Montgomery Securities LLC

  3.1  Restated Certificate of Incorporation of MSC, as amended                           [i]

  3.2  Bylaws of MSC, as amended                                                         [ii]

  4.1  Senior Subordinated Note Indenture, including form of Note, dated as of           [iii]
         June 15, 1993 among MGI, MSC and Bank One Columbus, N.A. as Successor
         Trustee to Harris Trust and Savings Bank

  4.1(a) First Supplemental Indenture dated as of June 13, 1997 to the Senior            [xv]
         Subordinated Note Indenture

  4.2(a) Credit Agreement dated as of October 7, 1994 (the "Credit Agreement")           [iv]
         among MGI, MSC, the banks listed therein and Morgan Guaranty Trust
         Company of New York, as agent

  4.2(b) Amendment No. 1 dated as of February 28, 1995 to the Credit Agreement          [viii]

  4.2(c) Amendment No. 2 dated as of April 9, 1996 to the Credit Agreement               [xi]

  4.2(d) Amendment No. 3 dated as of October 18, 1996 to the Credit Agreement            [xii]

  4.2(e) Waivers and Agreements under Credit Agreement dated as of March 7, 1997 to      [xiii]
         the Credit Agreement

  4.2(f) Waivers and Agreements under Credit Agreement dated as of May 19, 1997 to       [xv]
         the Credit Agreement

  4.2(g) Amendment No. 4 and Waiver dated as of June 16, 1997 to the Credit              [xv]
         Agreement

EXHIBIT                                                                             SEQUENTIAL PAGE
 NO.                                    DOCUMENT                                          NO.
------ --------------------------------------------------------------------------  -----------------
  4.3  Term Loan Agreement dated as of June 16, 1997 (the "Term Loan") among MGI,        [xv]
         MSC, the banks listed therein and Morgan Guaranty Trust Company of New
         York, as agent

  4.3(a) Security Agreement dated as of June 16, 1997 among MGI and the                  [xv]
         subsidiaries listed therein, the Debtors listed therein, and Morgan
         Guaranty Trust Company of New York, as agent

  4.3(b) Warrant and Registration Rights Agreement dated as of June 16, 1997 among       [xv]
         MSC and the Investors listed therein

  4.4  Rights Agreement dated as of March 14, 1995, between MSC and Norwest Bank          [v]
         Minnesota, National Association, as Rights Agent

  4.5  Indenture dated April 6, 1998 among the MGI, MSC and Bank One, N.A., as          [xviii]
         Trustee, with respect to the 9 7/8% Senior Subordinated Notes Due 2008

  4.6  Form of the 9 7/8% Senior Subordinated Notes Due 2008 (included as an            [xviii]
         exhibit to the Indenture, filed herewith as Exhibit 4.5)

  4.7  Form of MSC Guarantee of the 9 7/8% Senior Subordinated Notes Due 2008
         (included as an exhibit to the Indenture filed herewith as Exhibit 4.5)

  4.8  Registration Rights Agreement dated as of April 6, 1998 by and among the         [xviii]
         Company and Donaldson, Lufkin & Jenrette Securities Corporation, BT
         Alex. Brown, and NationsBanc Montgomery Securities LLC, as Initial
         Purchasers

  4.9  Exchange Agent Agreement dated as of April 21, 1998 by and among MGI, MSC        [xviii]
         and Bank One, NA as Exchange Agent for the Exchange Offer

  5    Opinion of Moss & Barnett, A Professional Association                            [xviii]

  9    Voting Trust Agreement among DLJ, certain of its affiliates, the Equitable         [i]
         Investors and Meridian Trust Company

 10.1(a) Lease Agreement dated as of March 31, 1994 between Shawmut Bank                [viii]
         Connecticut, N.A. as Owner Trustee and Musicland Retail, Inc., as Lessee

 10.1(b) Participation Agreement dated as of March 31, 1994 among Musicland Retail,      [viii]
         Inc., as Lessee, Shawmut Bank Connecticut, N.A. as Owner Trustee,
         Kleinwort Benson Limited, as Owner Participant, Lender and Agent and The
         Long-Term Credit Bank of Japan, Ltd. Chicago Branch, Credit Lyonnais
         Cayman Island Branch, The Fuji Bank, Limited, as Lenders

 10.1(c) Guaranty of MGI dated March 31, 1994                                           [viii]

 10.1(d) Amendment No. 1 dated as of June 16, 1997 to the Lease Agreement                [xv]

 10.1(e) Amendment No. 1 dated as of June 16, 1997 to the Participation Agreement        [xv]

 10.1(f) Amendment No. 1 dated as of June 16, 1997 to the Guaranty                       [xv]

EXHIBIT                                                                             SEQUENTIAL PAGE
 NO.                                    DOCUMENT                                          NO.
------ --------------------------------------------------------------------------  -----------------
 10.2(a) Master Lease dated as of May 12, 1995 between Media Play Trust, as              [xv]
         Landlord, and Media Play, Inc., as Tenant

 10.2(b) Participation Agreement dated as of May 12, 1995 among Natwest Leasing          [ix]
         Corporation, as Owner Participant, Media Play Trust, as Trust, Yasuda
         Bank and Trust Company (U.S.A.), as Owner Trustee, National Westminster
         Bank PLC, as Agent and Lender, Media Play, Inc., as Tenant, and the
         Long-Term Credit Bank of Japan, Ltd. Chicago Branch and The Yasuda Trust
         & Banking Company, Ltd., Chicago Branch, as Other Lenders

 10.2(c) Amendment No. 1 dated as of April 9, 1996 to the Participation Agreement        [xi]

 10.2(d) Lease Guaranty dated as of May 12, 1995 between MGI, as Guarantor, and          [ix]
         Media Play Trust, as Landlord

 10.2(e) Amendment No. 1 dated as of April 9, 1996 to the Lease Guaranty                 [xi]

 10.2(f) Second Limited Waiver and Amendment dated as of June 16, 1997 of Certain        [xv]
         Loan Documents and Key Agreements

 10.3(a) Subscription Agreement among MSC and the Management Investors                   [vi]

 10.3(b) Form of Amendment to Management Subscription Agreement                           [i]

 10.4  Form of Registration Rights Agreement among MSC, DLJ and the Management           [vii]
         Investors

 10.5(a) Employment Agreement with Mr. Eugster                                           [vi]

 10.5(b) Form of Amendment to Employment Agreement with Mr. Eugster                       [i]

 10.5(c) Amendment No. 2 to Employment Agreement with Mr. Eugster                         [x]

 10.6(a) Form of Employment Agreement with Messrs. Benson and Ross                       [vi]

 10.6(b) Amendment to Employment Agreement with Mr. Benson                              [xiii]

 10.6(c) Amendment to Employment Agreement with Mr. Ross                                [xiii]

 10.7(a) Form of Employment Agreement with Messrs. Bausman and Henderson                 [vi]

 10.7(b) Form of Amendment to Employment Agreements with Messrs. Bausman and              [i]
         Henderson

 10.7(c) Amendment No. 2 to Employment Agreement with Mr. Bausman                         [x]

 10.7(d) Amendment No. 2 to Employment Agreement with Mr. Henderson                       [x]

 10.8(a) Change of Control Agreement with Mr. Eugster                                    [vi]

 10.8(b) Form of Amendment to Change of Control Agreement with Mr. Eugster                [i]

 10.8(c) Amendment No. 2 to Change of Control Agreement with Mr. Eugster                  [x]

 10.8(d) Amendment No. 3 to Change of Control Agreement with Mr. Eugster                [xiii]

 10.9  Management Incentive Plan dated as of January 1, 1997                            [xvii]

 10.10 1988 Stock Option Plan, as amended                                                 [i]

 10.11 Stock Option Plan for Unaffiliated Directors of MSC, as amended on June           [xv]
         12, 1997

 10.12 1992 Stock Option Plan                                                             [i]

EXHIBIT                                                                             SEQUENTIAL PAGE
 NO.                                    DOCUMENT                                          NO.
------ --------------------------------------------------------------------------  -----------------
 10.13 Musicland Stores Corporation 1994 Employee Stock Option Plan                     [viii]

 10.14 Employment Letter Agreement with Mr. Johnson                                     [viii]

 10.15(a) Change of Control Agreement with Mr. Johnson                                    [x]

 10.15(b) Amendment No. 1 to Change of Control Agreement with Mr. Johnson               [xiii]

 10.16(a) Change of Control Agreement with Messrs. Benson and Ross                       [vi]

 10.16(b) Amendment No. 1 to Change of Control Agreement with Mr. Benson                [xiii]

 10.16(c) Amendment No. 1 to Change of Control Agreement with Mr. Ross                  [xiii]

 10.17 Form of Executive Severance Agreement with Mr. Wachsman                          [xiii]

 10.18 Change of Control Agreement with Mr. Wachsman                                     [xiv]

 10.19 Long Term Incentive Plan dated as of January 1, 1996                             [xiii]

 10.20 Executive Officer Short Term Incentive Plan dated as of November 15, 1996        [xiii]

 10.21 Executive Officer Salary Continuation Plan dated as of March 10, 1997             [xiv]

 11    Statement re: computation of per share earnings                                   [xvi]

 12.1  Statement regarding Computation of Earnings Ratio to Fixed Charges               [xvii]

 21    Subsidiaries of MSC                                                               [ii]

 23.1  Consent of Arthur Andersen LLP                                                   [xviii]

 23.2  Consent of Moss & Barnett, A Professional Association (incorporated by           [xviii]
         reference to Exhibit 5)

 24    Power of Attorney (included on the signature page of this Registration
         Statement)

 25    Statement of Eligibility of Bank One, as Trustee                                 [xviii]

 27    Financial Data Schedules                                                         [xvii]

 99.1  Form of Letter of Transmittal for 9 7/8% Senior Subordinated Notes Due           [xviii]
         2008 of the Company

 99.2  Form of Notice of Guaranteed Delivery for 9 7/8% Senior Subordinated Notes       [xviii]
         Due 2008

 99.3  Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and        [xviii]
         Other Nominees for 9 7/8% Senior Subordinated Notes Due 2008

 99.4  Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust           [xviii]
         Companies and Other Nominees for 9 7/8% Senior Subordinated Notes Due
         2008

 99.5  Form of Instruction from Owner of 9 7/8% Senior Subordinated Notes Due           [xviii]
         2008 of the Company

------------------------

   [i] Incorporated by reference to MSC's Form S-1 Registration Statement covering common stock initially filed with the Commission on July 6, 1990 (Commission File No. 33-35774).

  [ii] Incorporated by reference to MSC's Annual Report on Form 10-K for the year ended December 31, 1992 filed with the Commission on March 2, 1993 (Commission File No. 1-11014).

  [iii] Incorporated by reference to MGI's Registration Statement covering 9%
        Senior Subordinated Notes initially filed with the Commission on May 19, 1993 (Commission File No. 33-62928).

  [iv] Incorporated by reference to MSC's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1994 filed with the Commission on November 11, 1994 (Commission File No. 1-11014).

  [v] Incorporated by reference to MSC's Form 8-A Exchange Act Registration
      Statement covering Preferred Share Purchase Rights filed with the Commission on March 16, 1995.

  [vi] Incorporated by reference to MSC's Form S-1 Registration Statement covering Senior Subordinated Notes initially filed with the Commission on May 20, 1988 (Commission File No. 33-22058).

 [vii] Incorporated by reference to MSC's Annual Report on Form 10-K for the year ended December 31, 1993 filed with the Commission on March 25, 1994 (Commission file No. 1-11014).

 [viii] Incorporated by reference to MSC's Annual Report on Form 10-K for the year ended December 31, 1994 filed with the Commission on March 27, 1995 (Commission File No. 1-11014).

  [ix] Incorporated by reference to MSC's Quarterly Report on Form 10-Q for the quarter period ended June 30, 1995 filed with the Commission on August 11, 1995 (Commission File No. 1-11014).

  [x] Incorporated by reference to MSC's Annual Report on Form 10-K for the year ended December 31, 1995 filed with the Commission on April 12, 1996 (Commission file No. 1-11014).

  [xi] Incorporated by reference to MSC's Quarterly Report on Form 10-Q for the quarter period ended March 31, 1996 filed with the Commission on May 10, 1996 (Commission File No. 1-11014).

 [xii] Incorporated by reference to MSC's Quarterly Report on Form 10-Q for the quarter period ended September 30, 1996 filed with the Commission on November 13, 1996 (Commission File No. 1-11014).

 [xiii] Incorporated by reference to MSC's Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Commission on April 11, 1997 (Commission File No. 1-11014).

 [xiv] Incorporated by reference to MSC's Quarterly Report on Form 10-Q for the quarter period ended March 31, 1997 filed with the Commission on May 14, 1997 (Commission File No. 1-11014).

 [xv] Incorporated by reference to MSC's Quarterly Report on Form 10-Q for the quarter period ended June 30, 1997 filed with the Commission on August 13, 1997 (Commission File No. 1-11014).

 [xvi] Earnings (loss) per common share amounts are computed by dividing net earnings (loss) by the weighted average number of common shares outstanding. For purposes of earnings (loss) per share computations, shares of common stock under the Company's employee stock ownership plan, established in the third quarter of 1995, are not considered outstanding until they are committed to be released. Common stock equivalents related to stock options are anti-dilutive in 1996 and 1995 due to the net losses. Common stock equivalents related to stock options which would have a dilutive effect based upon current market prices had no material effect on net earnings per common share in 1994. Accordingly, this exhibit is not applicable to the Company.

 [xvii] Incorporated by reference to MSC's Report on Form 10-K for the year ended December 31, 1997 filed with the Commission on March 13, 1998 (Commission File No. 1-11014).


 [xviii] Filed with S-4 Registration Statement (Commission File No. 333-50951) on April 24, 1998.

ITEM 22. UNDERTAKINGS


    (a) Each of the undersigned registrants hereby undertakes:


        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


        (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 10, 11, 12 and/or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


        (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


        (7) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant and the Additional Registrant have duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 4th day of May, 1998.



  THE MUSICLAND GROUP, INC.                        MUSICLAND STORES CORPORATION
  Registrant                                       Additional Registrant

  By:                                              By:
                  /s/ JACK W. EUGSTER*                             /s/ JACK W. EUGSTER*
        ----------------------------------------         ----------------------------------------
                    Jack W. Eugster                                  Jack W. Eugster
                  CHAIRMAN AND C.E.O.                              CHAIRMAN AND C.E.O.



    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 4th day of May, 1998 by the following persons in the capacities indicated, who serve in such capacities for both the Registrant and the Additional Registrant:


          SIGNATURE                       TITLE
------------------------------  --------------------------

                                Chairman of the Board,
     /s/ JACK W. EUGSTER*         President, Chief
------------------------------    Executive Officer and
       Jack W. Eugster            Director (principal
                                  executive officer)

                                Vice Chairman and Chief
     /s/ KEITH A. BENSON*         Financial Officer and
------------------------------    Director (principal
       Keith A. Benson            financial and accounting
                                  officer)

   /s/ GILBERT L. WACHSMAN*
------------------------------           Director
     Gilbert L. Wachsman

    /s/ KENNETH F. GORMAN*
------------------------------           Director
      Kenneth F. Gorman

    /s/ WILLIAM A. HODDER*
------------------------------           Director
      William A. Hodder

   /s/ JOSIAH O. LOW, III*
------------------------------           Director
      Josiah O. Low, III

     /s/ TERRY T. SAARIO*
------------------------------           Director
       Terry T. Saario

          SIGNATURE                       TITLE
------------------------------  --------------------------

     /s/ THOMAS F. WEYL*
------------------------------           Director
        Thomas F. Weyl

    /s/ MICHAEL W. WRIGHT*
------------------------------           Director
      Michael W. Wright

* Executed by the undersigned
as
attorney-in-fact for the named
signatory

    /s/ LINDA ALSID RUEHLE
------------------------------
      Linda Alsid Ruehle